EXHIBIT 99.2
      OFFER OF EMPLOYMENT
August 16, 2007
Timothy Trenary
1220 Sandringham Way
Bloomfield Hills, MI 48301
Dear Timothy:
This letter is to confirm our offer and your acceptance of employment for the position of Chief Financial Officer, Dura Automotive Systems, Inc., Rochester Hills, MI. In this position, you will report directly to Larry Denton, President & CEO, and will be a member of the Leadership Team.
The terms of your employment will be as follows:
Start Date
At your earliest convenience, but no later than October 1, 2007.
Compensation
Your starting compensation in this position will be $15,625 semi-monthly, which is equivalent to $375,000 on an annualized basis.
Flexible Perquisites
$22,000 per year. This program provides reimbursement for expenses such as company auto, country club membership or other memberships, financial counseling, auxiliary life insurance, and a short list of other allowable expenses.
Bonus Opportunity
Bonus Factor 1 is 60%. A copy of the plan is attached.
Vacation & Holidays
Three weeks of vacation per year. Currently we have 10 paid holidays per year. Specific dates are listed on the Benefits Summary.
Benefits
You will be eligible to receive benefits, which are offered to all Dura employees provided you meet and satisfy the requirements pursuant to Company policy and Plan terms and provisions. These benefits are described in the enclosed Benefits Summary for salary employees. Health, life and disability benefits are generally effective on the 61st day of employment, based on the terms and provisions of each plan.
Page Two
We look forward to having you join our Company and become a member of our team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the

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Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.
If you wish to accept the offer, please sign in the place provided below and return to me within the prescribed time.
Should you have any questions about starting with the Company, please do not hesitate to contact me. I can be reached during the day at 248-299-7204.
Sincerely,

/s/ Theresa Skotak	8/16/07

Theresa Skotak
Vice President, Human Resources
The provisions of this offer of employment have been read, understood, and the offer is herewith accepted. I understand that my employment is contingent upon completion and successfully passing a pre-employment drug test (Authorization Form Included) and proper verification of employment eligibility requirements as described above.
This offer shall remain open until August 24, 2007.
I accept and agree to the terms of the employment set forth above.

/s/ Timothy Trenary	8/23/07

Signature	Date

Enclosure:	Benefit Summary Plan Comparison and Contributions
Drug Test Authorization Form
Bonus Plan Document
Form I-9

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